MAP Pharmaceuticals Announces FDA Acceptance for Filing of NDA Resubmission for LEVADEX®

--New PDUFA date April 15, 2013--

MOUNTAIN VIEW, Calif., Nov. 21, 2012 /PRNewswire/ -- MAP Pharmaceuticals, Inc. (Nasdaq: MAPP) today announced that its New Drug Application (NDA) resubmission for LEVADEX® orally inhaled migraine drug for the potential acute treatment of migraine in adults has been accepted for filing by the U.S. Food and Drug Administration (FDA). The FDA has classified the resubmission as a complete, Class 2 response to the FDA's March 26, 2012 action letter and has set a goal date of April 15, 2013 under the Prescription Drug User Fee Act.

"The acceptance of our LEVADEX resubmission is an important milestone for the company," said Timothy S. Nelson, president and chief executive officer of MAP Pharmaceuticals. "We will continue to work closely with the FDA through the review process, with the goal of providing the underserved migraine patient population with a potential new treatment option in 2013."

About MAP Pharmaceuticals

MAP Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing new therapies to address undermet patient needs in neurology. The Company is developing LEVADEX®, an orally inhaled investigational drug for the acute treatment of migraine. The New Drug Application for LEVADEX is currently under review by the U.S. Food and Drug Administration. MAP Pharmaceuticals has entered into a collaboration agreement with Allergan, Inc. to co-promote LEVADEX to neurologists and pain specialists in the U.S. and Canada. The Company also applies its proprietary drug particle and inhalation technologies to generate new pipeline opportunities by enhancing the therapeutic benefits of proven drugs, while minimizing risk by capitalizing on their known safety, efficacy and commercialization history. Additional information about MAP Pharmaceuticals can be found at http://www.mappharma.com.

Forward-Looking Statements

In addition to statements of historical facts or statements of current conditions, this press release contains forward-looking statements, including with respect to the FDA goal date for MAP Pharmaceuticals' LEVADEX product candidate. Actual results may differ materially from current expectations based on risks and uncertainties affecting the company's business, including, without limitation, risks and uncertainties relating to the regulatory approval process for the Company's LEVADEX product candidate. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. MAP Pharmaceuticals expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information on potential factors that could affect MAP Pharmaceuticals' results and other risks and uncertainties are detailed in its most recent Quarterly Report on Form 10-Q, available at http://edgar.sec.gov.

MAP Pharmaceuticals Contact:
Lisa Borland (media), 650-386-3122
Chris Chai (investors), 650-386-3107